Exhibit 10.14

Performance Share Award Agreement 2019-2021
George Jones

CROSSFIRST BANKSHARES, INC.
2018 OMNIBUS EQUITY INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

Date of Grant:	02/28/2019

Number of Restricted Stock Units Granted:	7,476

This Performance Share Award Agreement (this “Performance Share Award Agreement”), is entered into on 02/28/2019, by and between CrossFirst Bankshares, Inc., a Kansas Corporation (the “Company”) and George Jones (the “Grantee”).

RECITALS:

A.          Effective October 25, 2018, the Company adopted the CrossFirst Bankshares, Inc. 2018 Omnibus Equity Incentive Plan (the “Plan”) pursuant to which the Company may, from time to time, grant Performance Shares to eligible Service Providers of the Company and its Affiliates.

B.          The Grantee is a Service Provider of the Company or one of its Affiliates and the Company desires to grant to the Grantee Performance Shares relating to the Company’s Shares on the terms and conditions reflected in this Performance Share Award Agreement and the Plan.

AGREEMENT:

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

Section 1.          Incorporation of the Plan.  All provisions of this Performance Share Award Agreement and the rights of the Grantee hereunder are subject in all respects to the provisions of the Plan, the terms of which are incorporated herein by reference, and the powers of the Committee therein provided.  Capitalized terms used in this Performance Share Award Agreement but not defined herein have the meanings set forth in Plan.

Section 2.          Grant of Performance Shares.  As of the Date of Grant identified above, the Company hereby grants to the Grantee and credits to a separate account maintained on the books of the Company (“Account”) that number of Performance Shares identified above opposite the heading “Number of Performance Shares Granted” (the “Performance Shares”). On any date each Performance Share shall represent a right to receive a percentage (which may be less than 100%, 100%, or more than 100%) of a Share, if the applicable terms and conditions are satisfied.  The Grantee’s interest in the Account shall make the Grantee only a general, unsecured creditor of the Company.  Unless otherwise provided for in the Plan, the Performance Shares may not be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily.  The rights of the Grantee with respect to the Performance Shares shall remain forfeitable at all times prior to the date on which such rights are vested (the date on which the Grantee’s rights with respect to the Performance Shares become nonforfeitable is the “Vesting Date”).

Performance Share Award Agreement 2019-2021
George Jones

Section 3.          Vesting and Settlement of Performance Shares.  The Performance Shares may be settled by delivering to the Grantee or his or her Beneficiary, as applicable, either, as determined by the Company in its sole discretion, (a) an amount of cash equal to the Fair Market Value of a Share as of the Vesting Date multiplied by the number of Performance Shares that become vested on the Vesting Date, or (b) a number of Shares equal to the whole number of Performance Shares that become vested on the Vesting Date.  The date on which the Company pays cash or issues Shares to the Grantee in connection with vesting of a Performance Share is the settlement date.

Except as specifically provided elsewhere under the Plan, the restrictions on Performance Shares subject to this Performance Share Award Agreement will lapse and the Performance Shares will become vested in accordance with the following performance vesting terms and conditions:

The number of Performance Shares vesting will be determined by the Company’s average performance level with respect to two performance metrics: (i) actual adjusted return on average assets compared to budget 3-year cumulative average return on average assets (“ROA”) for the period beginning on January 1, 2019, and ending on December 31, 2021 (the “Performance Period”), and (ii) the Company’s actual adjusted earnings per share (“EPS”) during the Performance Period compared to budget 3-year cumulative average EPS.  The Company’s performance under each metric will be given equal weight when determining the average performance level.  The Vesting Date for all Performance Shares earned with respect to the Performance Period will be the date on which the Committee certifies the Company’s average performance level during the Performance Period.

If the Company’s performance level falls below the “Threshold” performance level identified below, none of the Performance Shares will vest.  If the Company’s performance level meets the Threshold performance level, fifty percent (50%) of the Performance Shares will vest.  If the Company’s performance level meets the “Target” performance level identified below, one hundred percent (100%) of the Performance Shares will vest.  If the Company’s performance level meets the “Maximum” performance level identified below, 150% of the number Performance Shares will vest.  Company performance above the Maximum performance goal will not result in additional Performance Shares becoming vested.  If the Company’s performance level falls in between performance levels (e.g., between Threshold and Target), the Committee will use linear interpolation to determine the number of Performance Shares which become vested.

ROA Performance Goals

Performance Share Award Agreement 2019-2021
George Jones

Performance Level	Performance Goal (3-year average)	Percentage of Performance Shares Vesting on Achievement of Performance Goal
Threshold	0.90%	50% of the Performance Shares
Target	1.05%	100% for the Performance Shares
Maximum	1.32%	150% of the Performance Shares

EPS Performance Goals

Performance Level	Performance Goal (3-year average)	Percentage of Performance Shares Vesting on Achievement of Performance Goal
Threshold	$2.81	50% of the Performance Shares
Target	$3.30	100% for the Performance Shares
Maximum	$3.80	150% of the Performance Shares

Notwithstanding the foregoing, (a) the Committee may, in its sole discretion, accelerate the Vesting Date for any or all of the Performance Shares, if in its judgment the performance of the Grantee has warranted such acceleration and/or such acceleration is in the best interests of the Company, provided that, except with respect to Performance Shares granted to a nonemployee Director, the Vesting Date may be not accelerated with respect to Performance Shares held by the Grantee for less than a year from the Date of Grant; (b) if the Grantee’s position as a Service Provider with the Company or any of its Affiliates is terminated by reason of the Grantee’s death or Disability, the Vesting Date for all of the Performance Shares automatically will be accelerated to the date of the Grantee’s termination as a Service Provider and such Performance Shares will vest at the Target level of performance identified above; and (c) if the Grantee resigns his or her position as a Service Provider with the Company or any of its Affiliates due to Retirement or as a result of an event giving the Grantee Good Reason for Resignation, the Grantee will not forfeit any of the Performance Shares and instead shall vest, on the Vesting Date, in a pro rata portion of the Performance Shares to which the Grantee would have been entitled had the Grantee not resigned on account of Retirement or as a result of an event giving the Grantee Good Reason for Resignation.  For purposes of this Performance Share Award Agreement, the pro rata portion of the Performance Shares to which the Grantee is entitled to if the Grantee retires or resigns as a result of an event giving the Grantee Good Reason for Resignation during the Performance Period shall be determined by multiplying the number of Performance Shares that would have vested had the Grantee remained a Service Provider for the entire Performance Period by a fraction, the numerator of which is the total number of days during the Performance Period for which the Grantee was a Service Provider and the denominator of which is the total number of days in the Performance Period.  For purposes of this Performance Share Award Agreement, “Retirement” means the Grantee voluntarily resigning his or her position as a Service Provider on or after July 21, 2021.  Furthermore, for purposes of this Performance Share Award Agreement, “Good Reason for Resignation” means the occurrence of any of the following circumstances without the Grantee’s express written consent: (a) a material reduction in the Grantee’s base salary; (b) a material diminution of the Grantee’s authority, duties or responsibility, other than as reasonably agreed upon by Grantee as part of the transition to a new management team in anticipation of the Grantee’s retirement, (c) a material breach by the Company of the employment agreement between the Grantee and the Company with respect to any payment due to the Grantee thereunder; or (d) a material breach by the Company of the employment agreement between the Company and the Grantee with respect to the provisions of life insurance, medical, health and accident, or disability plans in which the Grantee was participating at the time of such employment agreement (other than any such matters implemented by the Company as part of a Company-wide cost reduction program and applicable to all Company management employees).  Notwithstanding the foregoing, the Grantee will not have Good Reason for Resignation unless the Grantee has provided the Company with written notice of the occurrence of any such circumstance within ninety (90) days of its initial existence and the Company does not remedy such circumstance within thirty (30) days of the receipt of such notice.

Performance Share Award Agreement 2019-2021
George Jones

Payment of the cash and/or Shares following the Vesting Date shall be made by the Company to the Grantee within the 60 day period following the Vesting Date.

Section 4.          Cancellation of Performance Shares.  Unless otherwise provided in this Section 4 or in the Plan, if, prior to the Vesting Date, the Grantee’s position as a Service Provider to the Company or any of its Affiliates is terminated for any reason (other than the Grantee’s death, Disability, Retirement, or following an event giving the Grantee Good Reason for Resignation) or no reason, the Grantee shall thereupon immediately forfeit any and all unvested Performance Shares, all such unvested Performance Shares shall be cancelled and the Grantee shall have no further rights under this Performance Share Award Agreement.  For purposes of this Performance Share Award Agreement, the transfer of employment between the Company and any of its Affiliates (or between Affiliates) shall not constitute a termination of the Grantee’s position as a Service Provider.

Section 5.          Dividends and Voting. Prior to a Performance Share’s Vesting Date, the Grantee shall be entitled to receive Dividend Equivalent payments for any dividends paid by the Company on Shares, whether payable in Stock, in cash or in kind, or other distributions, declared as of a record date that occurs on or after the Date of Grant hereunder and prior to any cancellation of such Performance Shares, provided that any such Dividend Equivalent payments shall be held in escrow by the Company and, be subject to the same rights, restrictions on transfer and conditions applicable to the underlying Performance Shares.  In the event of cancellation of any or all of the Performance Shares, the Grantee will forfeit all Dividend Equivalent payments held in escrow and relating to the underlying cancelled Performance Shares.  The Grantee will have no voting rights with respect to any of the Performance Shares.

Section 6.          Tax Withholding.  The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any federal, state, and local withholding obligations of the Company with respect to the Performance Shares.  The Company will not deliver Shares to the Grantee under this Performance Share Award Agreement unless the Grantee has remitted (or in appropriate cases agrees to remit) or otherwise provided for the satisfaction of any withholding obligation.  Unless specifically denied by the Committee, the Grantee may elect to satisfy any such withholding obligations by one or a combination of the following methods:

(a)          payment of an amount in cash equal to the amount to be withheld;

Performance Share Award Agreement 2019-2021
George Jones

(b)          payment by tendering previously acquired Shares (either actually or by attestation) valued at the Share’s then Fair Market Value and equal to the amount to be withheld;

(c)          requesting that the Company withhold from the Shares otherwise issuable to the Grantee Shares having a Fair Market Value equal to or less than the amount to be withheld; or

(d)          withholding from any other compensation otherwise due to the Grantee.

To the extent the Committee permits withholding through either the payment of previously acquired Shares or withholding from Shares otherwise issuable to the Grantee, any such withholding shall be in accordance with any rules or established procedures for election by Participants, including any rules or restrictions relating to the period of time any previously acquired Shares have been held or owned, including any elections, the irrevocability of any election, or any special rules relating to a Grantee who is an officer of the Company within the meaning of Section 16 of the 1934 Act.

Section 7.          No Right to Continue as a Service Provider.  Neither the Plan nor this Performance Share Award Agreement confers upon the Grantee any right to be retained in any position as an Employee, Consultant, or Director of the Company.  Further, nothing in the Plan or this Performance Share Award Agreement shall be construed to limit the discretion of the Company to terminate the Grantee as a Service Provider at any time, with or without Cause.

Section 8.          Restrictive Covenants.  In consideration for the granting of the Performance Shares and in addition to any other restrictive agreements that the Grantee may have entered into with the Company or an Affiliate, the Grantee accepts and agrees to be bound as follows (except in cases in which the following covenants conflict with the terms of any employment agreement between the Company or an Affiliate and the Grantee; in such cases the terms of such an employment agreement shall control):

8.1          Noncompetition.  During the time the Grantee is a Service Provider of the Company or an Affiliate and until two years after the Grantee ceases to be a Service Provider of the Company or an Affiliate, the Grantee will not contribute his or her knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, shareholder, volunteer, intern or in any other similar capacity to an entity engaged in the same or similar business as the Company and its Affiliates.

8.2          Nonsolicitation of Company Service Providers.  During the time the Grantee is a Service Provider of the Company or an Affiliate and until two years after the Grantee ceases to be a Service Provider of the Company or an Affiliate, the Grantee will not directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any other Service Provider of the Company or its Affiliates.

8.3          Nonsolicitation of Company Customers.  During the time the Grantee is a Service Provider of the Company or an Affiliate and until two years after the Grantee ceases to be a Service Provider of the Company or an Affiliate, the Grantee will not directly or indirectly, solicit, contact (including, but not limited to, e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the current, former or prospective customers of the Company or any of its Affiliates for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or any of its Affiliates.

Performance Share Award Agreement 2019-2021
George Jones

8.4          No Detrimental Communications.  The Grantee agrees not to disclose or cause to be disclosed at any time any untrue, negative, adverse or derogatory comments or information about the Company, any Affiliate, about any product or service provided by the Company, or about prospects for the future of the Company.

8.5          Confidentiality.  The Grantee acknowledges that it is the policy of the Company to maintain as confidential all customer lists and information relating to the Company’s customers, their businesses, operations, employees and customers (“Confidential Information”).  The Grantee recognizes that the Confidential Information is the sole and exclusive property of the Company, and that disclosure of Confidential Information would cause damage to the Company.  The Grantee shall not at any time disclose or authorize the disclosure of Confidential Information that (a) is disclosed to or known by the Grantee as result of as a consequence of or through the Grantee’s performance of services for the Company, (b) is not publicly or generally known outside the Company and (c) relates in any manner to the Company’s business.  This obligation will continue even though the Grantee’s service to the Company may have terminated.  This Section 8.5 shall apply in addition to, and not in derogation of any other confidentiality agreements that may exist, now or in the future, between the Grantee and the Company.

8.6          Breach of Covenants. In the event of a breach of any of the covenants contained in this Section 8: (a) any unvested portion of the Performance Shares shall be forfeited effective as of the date of such breach, unless sooner terminated by operation of another term or condition of this Performance Share Award Agreement or the Plan; and (b) the Grantee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or security.  The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

Section 9.          Compliance with Law.  The issuance and transfer of Shares shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Shares may be listed. No Shares shall be issued with respect to the Performance Shares unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

Section 10.          Notices.  Any notice required to be delivered to the Company under this Performance Share Award Agreement shall be in writing and addressed to the General Counsel and Corporate Secretary of the Company at the Company’s principal corporate office.  Any notice required to be delivered to the Grantee under this Performance Share Award Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company.  Either party may designate another address in writing (or such other method approved by the Company) from time to time.

Performance Share Award Agreement 2019-2021
George Jones

Section 11.          Governing Law.  This Performance Share Award Agreement will be construed and interpreted in accordance with the laws of the State of Kansas without regard to conflict of law principles.

Section 12.          Adjustments.  If any change is made to the outstanding Stock or capital structure of the Company, if required, the Performance Shares shall be adjusted or terminated in any manner as contemplated by the Plan.

Section 13.          Amendment.  This Performance Share Award Agreement may be amended in a manner that is materially adverse to the Grantee only by a writing executed by the parties hereto which specifically states that it is amending this Performance Share Award Agreement.

Section 14.          Clawback Policy.  The Performance Shares may be subject to certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) or any other compensation clawback policy that is adopted by the Committee and that will require the Company to be able to claw back compensation paid to its executives under certain circumstances. Grantee acknowledges that the Performance Shares may be clawed back by the Company in accordance with any policies and procedures adopted by the Committee in order to comply with Dodd Frank or as set forth in this Performance Share Award Agreement.

Section 15.          Interpretation.  Any dispute regarding the interpretation of this Performance Share Award Agreement shall be submitted by the Grantee or the Company to the Committee for review.  The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

Section 16.          Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Performance Share Award Agreement.

Section 17.          Section 409A Compliance.   It is the intent of the Company that all payments made under this Performance Share Award Agreement will be exempt from Section 409A of the Code and the Treasury regulations and guidance issued thereunder (“Section 409A”) pursuant to the “short-term deferral” exemption.    Notwithstanding any provision of the Plan or this Performance Share Award Agreement to the contrary, (i) this Performance Share Award Agreement shall not be amended in any manner that would cause any amounts payable hereunder that are not subject to Section 409A to become subject thereto (unless they also are in compliance therewith), and the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to this Performance Share Award Agreement and (ii) the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Performance Share Award Agreement to reflect the intention that the Plan qualifies for exemption from or complies with Section 409A in a manner that as closely as practicable achieves the original intent of this Performance Share Award Agreement and with the least reduction, if any, in overall benefit to a Grantee to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A.  Neither the Company nor the Committee makes any representation that this Performance Share Award Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to this Performance Share Award Agreement.

Performance Share Award Agreement 2019-2021
George Jones

Section 18.          Successors and Assigns.  The Company may assign any of its rights under this Performance Share Award Agreement. This Performance Share Award Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Performance Share Award Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Performance Shares may be transferred by will or the laws of descent or distribution.

Section 19.          Severability.  The invalidity or unenforceability of any provision of the Plan or this Performance Share Award Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Performance Share Award Agreement, and each provision of the Plan and this Performance Share Award Agreement shall be severable and enforceable to the extent permitted by law.

Section 20.          No Impact on Other Benefits. The value of the Grantee’s Performance Shares is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

Section 21.          Counterparts. This Performance Share Award Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Performance Share Award Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

Section 22.          Acceptance.  The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Performance Shares subject to all of the terms and conditions of the Plan and this Performance Share Award Agreement.

Section 23.          Entire Agreement and Binding Effect.  This Performance Share Award Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof.  They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.  Except as expressly stated herein to the contrary, this Performance Share Award Agreement will be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

[Signature Page Follows]

The parties to this Performance Share Award Agreement have executed this Performance Share Award Agreement as of the date provided in the preamble to this agreement.

CROSSFIRST BANKSHARES, INC.

By:	/s/ David O’Toole

Name:	David O’Toole

Title:	Chief Financial Officer

GEORGE JONES

By:	/s/ George Jones

Name:	George Jones